EXHIBIT 10.3
THE INTERLAKE CORPORATION

KEY EXECUTIVE RETENTION PROGRAM

          1. Purpose. The purpose of the Key Executive Retention Program (the Program) is to retain key executives and managers of The Interlake Corporation and its subsidiaries ( Interlake or the Corporation ), while at the same time promoting improvement in performance from 1994 through 1996.

          2. Administration. The Program will be administered by the Board of Directors of The Interlake Corporation, upon the recommendations of the Compensation Committee; provided, that grants of stock awards pursuant to paragraph 9 below will be made and administered by the Compensation Committee exclusively, without any action on the part of the Board of Directors as a whole. The Compensation Committee will at all times during the term of this program consist of not less than three non-employee directors designated by the Board of Directors from time to time, all of whom will be disinterested persons within the meaning of Rule 16b-3 of the Securities and Exchange Commission.

          3. Participants. Participants in the Program consist of such officers or key employees of the Corporation as the Board in its sole discre-tion may designate from time to time to receive cash awards hereunder or the Compensation Committee may designate to receive stock awards hereunder.

          4. Cash Awards. Except as set forth in paragraph 9 below, awards under the Program represent the right to cash compensation, such right to vest upon achievement of performance goals as set forth in paragraphs 5 and 6 below and upon termination following a change in control as set forth in paragraph 10 below, to be paid at the times determined in accordance with paragraph 7(a) below, to be subject to forfeiture as set forth in paragraph 8 below, and to be subject to acceleration and/or increase as set forth in paragraph 10 below.

          5. Performance Goals. Performance goals are determined based upon earnings before interest expense and tax expense ( EBIT ) for Interlake on a consolidated basis. A 1995 threshold goal, a 1995 target goal, a 1996 threshold goal and a 1996 target goal shall be set for all cash awards by the Board of Directors and for all stock awards by the Compensation Committee. Performance goals may be adjusted from time to time for unusual items and in any other manner deemed appropriate by the Board of Directors with respect to cash awards and the Compensation Committee with respect to stock awards.
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          6.  Performance Vesting.

          (a) Forty percent (40%) of each participant's award represents the 1995 portion, and sixty percent (60%) of each participant's award represents the 1996 portion.

          (b)  As of the end of the 1995 fiscal year:

                  (i) if Interlake has met the 1995 threshold goal, seventy-five percent (75%) of the 1995 portion (i.e., 75% of 40%, or 30%) will then be performance vested;

                  (ii) if Interlake has met the 1995 target goal, the entire
                       1995 portion (i.e., 40%) will then be performance vested; and
                  (iii) if Interlake achieves an EBIT level between the 1995 threshold goal and the 1995 target goal, a percentage of the 1995 portion determined by interpolation between seventy-five percent (75%) and one hundred percent (100%) will then be performance vested.

        (c)  As of the end of the 1996 fiscal year:

                  (i) if Interlake meets the 1996 threshold goal, seventy-five percent (75%) of the sum of (x) the 1996 portion plus,
                       (y) if the 1995 threshold goal was met but the 1995 tar-get goal was not met, the unvested portion of the 1995 portion (the unvested 1995 portion ) will then be performance vested (e.g., if 1995 performance was at the 1995 threshold exactly, and 1996 performance was also at the threshold exactly, then the percentage of the award vested as of the end of fiscal 1995 would have been 30%, and the percentage vested as of the end of fiscal 1996 would be 75% of 70% (i.e., the 60% 1996 portion, plus the unvested 10% of the 1995 portion), or an additional 52.5%);

                  (ii) if Interlake meets the 1996 target goal, the sum of (x)
                       the entire 1996 portion plus (y) if the 1995 threshold goal was met but the 1995 target goal was not, the entire unvested 1995 portion, will then be performance vested; and
                  (iii) if Interlake achieves an EBIT level between the 1996 threshold goal and the 1996 target goal, a percentage
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                          determined by interpolation between 75% and 100% of
                          the sum of (x) the 1996 portion plus (y) if the 1995 threshold goal was met but the 1995 target goal was not, the unvested 1995 portion, will then be performance vested.

        7. Payment of Performance Vested Cash Awards; Non-Forfeitability of Performance Vested Stock Awards.

        (a) Each performance vested cash award is payable on a date set by the Board of Directors, such date to be more than 300 calendar days and less than 400 calendar days after the last day of the fiscal year with respect to which such award vests. Performance vested cash awards may be paid on any other date in the sole discretion of the Board of Directors. The Board will set the same payment date for each performance vested cash award with respect to all participants.

        (b) Each performance vested stock award will be deemed non-forfeitable and deliverable on a date set by the Compensation Committee, such date to be more than 300 calendar days and less than 400 calendar days after the last day of the fiscal year with respect to which such award vests. Performance vested stock awards may be deemed non-forfeitable and deliverable on any other date in the sole discretion of the Compensation Committee. The Compensation Committee will set the same date of non-forfeitability for each performance vested stock award with respect to all participants receiving such award.

        8. Eligibility for Payment of Vested Cash Awards and Non-Forfeitability and Delivery of Vested Stock Awards. Except as set forth in paragraph 12 below, to be eligible to receive any payment of a performance vested cash award, a participant must be an employee of Interlake on the date set for payment by the Board in accordance with paragraph 7(a), and to be eligible to receive delivery of a performance vested stock award, a participant must be an employee of Interlake on the date set for non-forfeitability and delivery by the Compensation Committee in accordance with paragraph 7(b); any award with respect to which the recipient is not an employee on such date will be automatically forfeited.

        9. Stock Awards. In its discretion, the Compensation Committee may grant to those participants it designates (whether or not those participants have also been designated by the Board as participants under this Program) awards of restricted stock pursuant to the 1986 Stock Incentive Program or the 1989 Stock Incentive Program, pursuant to stock award agreements substantially in the form set forth in Appendix A hereto. Shares granted pursuant to such awards will be subject to performance vesting as set forth in paragraphs 5 and 6 above and vesting upon termination following a change in control as set forth in paragraph 10 below; will be earned out and deliverable at the times
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determined in accordance with paragraph 7(b) above; subject to forfeiture as set forth in paragraph 8 above; and subject to acceleration of earnout as set forth in paragraph 10 below.

        10. Change in Control. Notwithstanding any other provision of this Program, any participant who is terminated following a change in control under circumstances which would entitle such participant to enhanced severance benefits under paragraph 4(a) of one of the Severance Pay Agreements dated as of March 1, 1994, authorized by the Board of Directors, or any subsequent similar agreement so authorized, will be deemed vested as to his or her full award immediately upon such termination and, in the case of any cash award, entitled to payment in full of such award in cash within five business days of such participant's demand therefor and, in the case of any stock award, delivery of a certificate or certificates representing all shares granted under such award within five business days of such participant s request therefor or, at the election of the participant, a certificate representing freely-transferable shares within 90 days of such participant's demand therefor.

        11. Acceleration and Increase of Awards. The Board of Directors with respect to cash awards, and the Compensation Committee with respect to stock awards, may in its sole discretion increase any award made hereunder by up to 50%, and may accelerate the timing of the performance vesting and/or payment or non-forfeitability and delivery of any award hereunder, if it deems such increase or acceleration to be appropriate in the light of outstanding performance or achievement, or under any other circumstances, including without limitation in connection with the successful refinancing of some or all of the Corporation s debt.

        12.  Death, Permanent Disability and Termination.

        (a) Notwithstanding any other provisions of this Program, in the event of the death or permanent disability (as determined in accordance with the meaning of the long-term disability plan applicable to the participant at the time or, if no such plan is then applicable to the participant, within the meaning of the plan of The Interlake Corporation),

   (i) with respect to the portion of such participant s award based on performance during the fiscal year during which such participant dies or is deemed permanently disabled, such participant shall, as of the end of such fiscal year, be deemed performance vested as to a pro rata portion (based on the ratio of the number of days in such year prior to the participant s death or being deemed permanently disabled to the total number of days in such fiscal year) of the award to which he or
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        she would have been performance vested had he or she been employed for the full year, such portion to be paid or delivered in accordance with paragraph 7 above; and

   (ii) with respect to any award with respect to which such participant is performance vested as of the date of such death or being deemed permanently disabled but which has not yet been paid or delivered as of such date, such award shall be paid or delivered as promptly after such date as is practicable.

(b) Notwithstanding any other provision of this Program, in the event of the termination by the Corporation other than for cause ( cause having the same meaning as that set forth in those Severance Pay Agreements approved by the Board of Directors, and dated as of March 1, 1994, with respect to terminations following changes in control) then, in such case, the participant will be entitled to payment or delivery of any award on the payment date or delivery date with respect thereto set by the Board of Directors or the Compensation Committee, as the case may be, in accordance with paragraph 7 above.

        13. Limitation on Transferability. No awards granted pursuant to this Program, or rights represented thereby, are transferable otherwise than by will or the laws of descent and distribution, and any such awards or rights hereunder are payable during the lifetime of the participant to whom they have been granted only to such participant or his or her guardian or legal representative, and after such participant s death shall be payable only to his or her legal representative.

        14. Other Provisions. The grant of any award under the Program may be subject to any other provisions (whether or not applicable to awards to other participants) as the Board of Directors or, in the case of stock awards, the Compensation Committee, determines appropriate, including, without limitation, such provisions as may be appropriate to comply with federal and state securities laws and stock exchange requirements, and understandings or conditions as to the participant s employment, in addition to those specifically provided for under the Program.

        15. Taxes. The Corporation is entitled if necessary or desirable to withhold, or secure payment from a participant in lieu of withholding, the amount of any federal, state or local withholding or other tax due from the Corporation attributable to awards under the Program.

        16. No Employment Rights. Neither the Program nor any action taken under the Program shall be construed as giving any employee any rights to be retained in the employ of the Corporation.

        17. Not Compensation Under Retirement Plans. No amount paid or shares delivered in accordance with this Program shall be deemed to be "compensation" for purposes of any retirement or other savings plan applicable to any participant.